Exhibit 10.33

October 10, 2002

Mr. E. Lee Wyatt

3629 Lewiston Road

Greensboro, North Carolina 27410

Re: Termination of Employment

Dear Lee:

This letter is to confirm our mutual understanding of the benefits and obligations, which we each will undertake to effectuate the termination of your employment with Sealy by mutual agreement. Attached, as Attachment I hereto, is an outline of the benefits to which you would be entitled under your current employment agreement with Sealy dated October 15, 1998 (“Employment Agreement”) upon the Company’s termination of your employment on February 28, 2003 without cause. Attached, as Attachment II hereto, is an outline of the benefits to which you would be entitled upon the termination of your employment by the Company on February 28, 2003 without cause, if your Employment Agreement were modified as provided by the revised termination benefits provided below. All benefits as set forth herein shall be subject to normal withholding tax rules and rates.

REVISED TERMINATION PROVISIONS.    In consideration of the agreement provided herein and your continuing to work under the terms and conditions set forth below, Sealy is willing to keep in place your Employment Agreement with the following modifications:

1.	Cashless Exercise. Within sixty (60) days after the termination of your Sealy employment hereunder, Sealy shall allow you to use shares of Sealy “A” Common stock which you have owned for more than six months, at their then fair market value, to pay the required exercise price to exercise your vested stock options granted to you under the 1998 Option Plan. In addition Sealy shall allow you to use either shares of Sealy “A” Common stock which you own or vested “A” stock options granted to you under the 1998 Option Plan, based on the then fair market value of the shares related thereto, to: (i) repay in full the “Zell loan” (including accrued interest); and (ii) fund tax withholding obligations on any cashless stock option exercise transactions pursuant to this letter.

2.	Revised Non-Compete. In consideration of Sealy providing you with the foregoing Cashless Exercise process and the other terms provided herein, you agree that for a

Lee Wyatt

October 4, 2002

period of one year after termination of your employment with Sealy you shall not act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant or partner in or with any of the following mattress manufacturing or components companies in the United States or their affiliates: Simmons, Serta, Spring Air, Kingsdown, and Leggett & Platt. The foregoing non-competition agreement shall replace all prior non-competition agreements between you and Sealy.

3.	Waiver of Put and Repurchase Rights. In consideration of Sealy providing you with the foregoing Cashless Exercise process, you agree that you will waive your rights to put your Sealy shares to the Company under the terms of your Executive Stock Agreement dated March 31, 1999 (the “1999 Executive Stock Agreement”). In consideration of the agreements contained in this Agreement, Sealy shall waive its rights to purchase your Sealy shares under Section 2 of the 1999 Executive Stock Agreement, or Article 5.7 of the Sealy Corporation 1998 Stock Option Plan. Except for the waiver of put and repurchase rights provided above, the A shares and the L shares owned by you will remain subject to the restrictions imposed and obligations created by your March 1998 Stock Option Grant Agreement, the Company’s 1998 Stock Option Plan, and the 1999 Executive Stock Agreement.

4.	Zell Shares. Within sixty (60) days of the termination of your Sealy employment, you shall repay in full the “Zell Share Loan” in the amount of $10,896 plus all accrued interest. Upon such payment Sealy shall cancel your Zell Share Loan and deliver to you the 1,890 A shares and the 210 L shares registered in your name and which are currently held by Sealy to secure the company’s loan to you for the “Zell share purchase.” Such A shares and L shares have been duly and validly issued and are fully paid and non-assessable.

5.	Full Release. By this agreement, you for yourself and on behalf of anyone claiming through you, release and forever discharge the Company, its subsidiaries and affiliates, and their stockholders, officers, directors, employees, agents and successors from all known and unknown claims, damages, actions, causes of action, at law or in equity relating to your employment and termination from employment with the Company, except as specifically provided herein. By this agreement, Sealy releases and forever discharges you from all known and unknown claims, damages, actions, causes of action, at law or in equity relating to actions which you took as an employee, other than action taken by you which was criminal or which was taken by you with an intention to injure the Company. Sealy is not currently aware of any action on your part which was criminal or which was taken by you with an intention to injure the Company.

Lee Wyatt

October 4, 2002

6.	Severance. In lieu of all severance provided in section 5 of your Employment Agreement and under Sealy’s Executive Severance Plan, if your employment with Sealy is terminated after December 1, 2002 by either party for any reason (other than by Sealy for “Cause”) then, within thirty (30) days after such termination date, Sealy shall pay you severance in a lump sum before taxes in the amount of four hundred sixty-five thousand seven hundred sixty-four dollars ($465,764), which is equal to one year’s base salary ($258,758) plus two years of bonus at target $103,503 X 2 = $207,006).

7.	2002 & 2003 Bonuses. Since the severance to be paid hereunder shall be based on two years bonus at target, the parties agree that you shall receive no bonus from Sealy for either of the Sealy fiscal years 2002 or 2003.

8.	Option Vesting. If you remain employed by Sealy on January 28, 2003, an initial 40% of your January 28, 2001 Sealy stock option grant will vest. Upon termination of your employment all of your Sealy stock options will no longer continue to vest.

9.	Vacation Days. You may use your 2002 vacation days and any remaining vacation days carried over from 2001 for the balance of the current calendar year. Those days will not be carried over to 2003. If you remain employed by Sealy on January 1, 2003 you shall receive 20 days of vacation for 2003. Upon termination of employment with Sealy you will be paid only for any unused vacation days for the then current calendar year, and not for any unused vacation days carried over from any prior year.

10.	Work Duties. After December 1, 2002 you shall have no formal work duties and shall be free to be in or out of the office. Between December 1, 2002 and the termination of your employment with Sealy, you have agreed to work on special projects as requested by David McIlquham to the extent that you are available to do so. You will not work for any other employer prior to the termination of your employment with Sealy.

11.	Personal Computer. Sealy shall allow you to keep the computer which Sealy has supplied you for use at your home, and you agree to remove and return to Sealy all Sealy information from that computer and allow the company to inspect that computer upon your leaving Sealy’s employment.

12.	Termination Date. The parties hereto each understand that the date on which your employment with Sealy is to terminate has been negotiated as February 28, 2003. Sealy has agreed that absent “cause”, as defined in your employment agreement, it shall continue to employ you through such date.

Lee Wyatt

October 4, 2002

13.	Early Termination. The parties have also agreed that you may terminate your employment with Sealy upon written notice to Sealy of an “Early Termination Date” at any time between December 1, 2002 and February 28, 2003. In such case your employment with Sealy shall terminate upon such Early Termination Date and your termination benefits shall start as of that date. Your salary shall stop as of such Early Termination Date. If such Early Termination Date is prior to January 28, 2003, you shall not receive any further vesting under your stock option grants. Your severance and bonus under these Revised Termination provisions shall not be effected by such Early Termination Date. If you terminate your employment prior to December 1, 2002 (other than an a result of your death or disability), such termination prior to December 1, 2002 shall be considered a resignation without cause and Sealy shall not be obligated to pay any severance benefits.

14.	Outplacement Services. It is expected that Sealy’s outplacement services provider, Drake Beam Morin, will provide outplacement services to you. When you are ready to start such outplacement service please contact me to make the appropriate arrangements.

15.	Controlling Agreement and Modification. In any conflict between this Agreement and your Employment Agreement, this Agreement shall control. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless in writing, specifically referring hereto, and signed by both you and Sealy.

16.	Waiver of Breach. The failure at any time to enforce any of the provisions of this Agreement or to require performance by the other party of any provision of this Agreement shall in no way be construed to be a waiver of any such provision or to affect either the validity of this Agreement or any part of this Agreement or the right of either you or Sealy to enforce each and every provision of this Agreement in accordance with the terms of this Agreement.

17.	Governing Law. This Agreement has been made in, and shall be governed and construed in accordance with the laws of the State of North Carolina.

18.	No Mitigation or Offset. In the event of termination of employment, you shall be under no obligation to seek other employment. Amounts due to you under this Agreement shall not be offset by any remuneration attributable to any subsequent employment you obtain.

If you agree to and accept the foregoing, which we have been negotiating for several months, please execute the Agreement & Acceptance on the attached copy of this agreement and return that copy to the undersigned on or before October 18, 2002. You

Lee Wyatt

October 4, 2002

will have 7 days after such acceptance to revoke that acceptance. Please feel free to continue to discuss this matter with your attorney if you so desire.

I also want to offer my assistance to you throughout your job search. I will provide references upon request. It is our hope that you will find a position that you desire in a minimal period of time. Please let me know if there is any other assistance that I can provide you.

Sincerely,

/s/ Jeffrey C. Claypool

Jeffrey C. Claypool Corporate Vice President Human Resources

cc: D. McIlquham

Agreement & Acceptance

I hereby agree and accept the foregoing October 10, 2002 Termination of Employment letter proposal, including the revised termination provisions relating to Cashless Exercise, Non-Compete Agreement, Waiver of Put and Repurchase Rights, Zell Shares and Full Release, Severance, 2002-2003 Bonuses, Option Vesting, Vacation Days, Work Duties, Personal Computer, Termination Date, Early Termination, and Outplacement Services.

By:	E. Lee Wyatt	Date: 10/10/02
E. Lee Wyatt